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                                              HEALTHCORE MEDICAL SOLUTIONS, INC.
                                               405 LEXINGTON AVENUE, 50TH FLOOR
                                                       NEW YORK, NY 10174

                                 April 27,1999

Mr. Neal J. Polan
20 Cameron Drive
Greenwich, Connecticut 07831

         Re: Amendment of Executive Employment Agreement

Dear Neal:

         This letter (the "Agreement") sets forth the mutual understanding between you and HealthCore Medical Solutions, Inc. (the "Company") concerning the amendment (the "Amendment") of the Executive Employment Agreement (the "Employment Agreement"), dated September 30, 1998, between you and the Company.

         You and the Company acknowledge that the Employment Agreement shall remain in full force and effect and that such Employment Agreement shall be, effective one hundred twenty (120) days following the execution of this Agreement, amended to add a new Paragraph 4(c) to read as follows:

                  "(c) If the Company terminates the Employment Agreement for any reason, except for cause or in accordance with Paragraph 2 above, the Company shall, immediately upon termination of such Employment Agreement, pay you the lesser of (i) One Hundred Fifty Thousand ($150,000) Dollars or (ii) sixty percent (60%) of the present value of the remaining compensation and benefits due under the terms of the Employment Agreement on the date of its termination."

         In consideration for signing this Agreement and in exchange for the promises and waivers set forth herein, the Company shall, immediately upon signing this Agreement, provide you with one hundred sixty-five thousand (165,000) shares of the Company's Class A Common Stock.

                                              Very truly yours,


                                              HEALTHCORE MEDICAL SOLUTIONS, INC.

                                              By: /s/ David L. Mullikin
                                                 -------------------------------
                                                  Name: David L. Mullikin
                                                  Title: President

ACCEPTED AND AGREED TO:

/s/ Neal J. Polan
------------------------------------
Neal J. Polan


Dated:  April 27, 1999